EXHIBIT 2

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Agreement”), dated and effective as of July 21, 2011, by and between LB I Group Inc., a Delaware corporation (the “Assignor”), and Leucadia National Corporation, a New York corporation (“Assignee”).

R E C I T A L S:

A. The Assignor acquired that Senior Subordinated Convertible Note of INTL FCStone Inc., a Delaware corporation formerly known as “International Assets Holding Corporation (the “Company”), in the original principal amount of $5,000,000 with an issuance date of September 20, 2006 (the “Note”) pursuant to the Securities Purchase Agreement (the “Purchase Agreement”) dated as of September 14, 2006, among Assignor, the Company and the other parties thereto.

B.           In connection with the transactions contemplated by the Purchase Agreement, the Assignor, the Company and certain other parties entered into that Registration Rights Agreement, dated as of September 14, 2006 (the “Registration Rights Agreement”).

C.           Assignor desires to assign and transfer all of its rights, title and interest in and to the Registration Rights Agreement to the Assignee, and the Assignee agrees to accept such assignment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1.   The Assignor hereby irrevocably assigns to the Assignee all of Assignor’s rights, title and interests in and to the Registration Rights Agreement.

2.   The Assignee agrees to accept assignment of the Registration Rights Agreement and agrees to be bound by all of the provisions contained therein.

3.   As of the date hereof, all rights and benefits of the Assignor under the Registration Rights Agreement delivered by the Company pursuant to the Purchase Agreement shall inure to the benefit of the Assignee.

4.         This Agreement may only be amended by written consent of both the Assignor and the Assignee.  Assignor and Assignee agree that, pursuant to Section 9 of the Registration Rights Agreement, a copy of this agreement may be furnished to the Company.

5.         Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Agreement.

6.         This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to any conflict of laws rule or principle which might refer the governance or construction of this Agreement to the laws of another jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“ASSIGNOR”: LB I GROUP INC.

By:	/s/ Ashvin Rao
	Name:	Ashvin Rao
	Title:	Vice President

“ASSIGNEE”: LEUCADIA NATIONAL CORPORATION

By:	/s/ Justin R. Wheeler
	Name:	Justin R. Wheeler
	Title:	Vice President